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                                                                      EXHIBIT 23


                        Consent of Independent Auditors



We consent to the incorporation by reference in the registration statements (Nos. 333-71719 and 333-71721) filed on Form S-8 of Arch Chemicals, Inc. of our report dated March 21, 2000, except for the information contained in Note 27 for which the date is October 31, 2000, relating to the consolidated balance sheets of Hickson International plc and its subsidiaries at December 31, 1998 and 1999 and the related consolidated profit and loss accounts and cash flow statements for each of the two years in the period ended December 31, 1999, which appear in the Form 8-K/A of Arch Chemicals, Inc. dated August 22, 2000.



PricewaterhouseCoopers
Leeds, England
31 October 2000

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